SCHEDULE 13g

Amendment No. 7
OHM Corporation
Common Stock
Cusip #670839109
Filing Fee:  No
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Cusip #670839109
Item 1:   Reporting Person - James L. Kirk - (SS# ###-##-####)
Item 2:   (b)X
Item 4:   U.S.A.
Item 5:   1,888,972
Item 6:   0
Item 7:   1,888,972
Item 8:   0
Item 9:   1,888,972
Item 10:  X
Item 11:  12.2%
Item 12:  IN
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Item 1(a) Name of Issuer:

               OHM Corporation

Item 1(b) Address of Issuer's Principal Executive Offices:

               16406 US Route 224 East
               Findlay, OH  45840

Item 2(a) Name of Person Filing:

               James L. Kirk

Item 2(b) Address of Principal Business Office or, if none, Residence:

               16046 US Route 224 East
               Findlay, OH  45840

Item 2(c) Citizenship:

               U.S.A.

Item 2(d) Title of Class of Securities:

               Common Stock, $0.10 Par Value

Item 2(e) CUSIP Number:

               670839109

Item 3    Status of Person Filing:

                  Not Applicable
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Item 4    Ownership:

          (a)  Amount Beneficially Owned:

               1,888,972

          (b)  Percent of Class:

               12.2%

          (c)  Number of Shares as to which such person has:

               (i) sole power to vote or to direct the vote

                    1,888,972

               (ii) shared power to vote or to direct the vote

                    0

               (iii) sole power to dispose or to direct the
                    disposition of

                    1,888,972

               (v) shared power to dispose or to direct the
                    disposition of

                    0

Item 5    Ownership of Five Percent or Less of a Class:

               Not Applicable


Item 6    Ownership of More than Five Percent on Behalf of
          Another Person:

               Not Applicable


Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable

Item 8    Identification and Classification of Members of the
          Group:

               Not Applicable

Item 9    Notice of Dissolution of Group:

               Not Applicable

Item 10   Certification:

               Not Applicable


Signature

After reasonable inquiry as to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

February 7, 1994


/s/James L. Kirk
James L. Kirk